EXHIBIT (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Calvert Variable Products, Inc.:

We consent to the use of our reports, incorporated by reference herin, dated February 16, 2018 with respect to the financial statements of Calvert VP Volatility Managed Moderate Portfolio, Calvert VP Volatility Managed Moderate Growth Portfolio, and Calvert VP Volatility Managed Growth Portfolio, each a series of Calvert Variable Products, Inc., as of December 31, 2017, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm, Custodian, and Securities Lending Agent" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 26, 2018